EXHIBIT V
FILING AGREEMENT DATED TO BE EFFECTIVE AUGUST 22, 2007
REGARDING JOINT FILING OF SCHEDULE 13D
The undersigned hereby agree that:
(i) Each is eligible to use the Schedule 13D attached hereto;
(ii) The attached Schedule 13D is filed on behalf of each of the undersigned; and
(iii) Each of the undersigned is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the completeness and accuracy if the information concerning the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

Sentient Global Resources Fund I, L.P.		Sentient Global Resources Trust No. 1
By: Sentient Executive GP I, Limited,		By; Sentient (Aust) Pty. Limited,
On Behalf of The General Partner		As Trustee

By:	/s/ Mark A. Jackson Mark A. Jackson, Director	By:	/s/ Peter Cassidy Peter Cassidy, Director
Date: August 29, 2007		Date: August 29, 2007

Sentient USA Resources Fund, L.P.		Sentient USA Resources Fund II, L.P.
By: Sentient Executive MLP1, Limited,		By: Sentient Executive MLP1, Limited,
General Partner		General Partner

By:	/s/ Mark A. Jackson Mark A. Jackson, Director	By:	/s/ Mark A. Jackson Mark A. Jackson, Director
Date: August 29, 2007		Date: August 29, 2007

Sentient Global Resources Fund II, L.P.		Sentient Global Resources Trust II
By: Sentient Executive GP I, Limited,		bY: Q & H Corporate Services, Ltd.
On Behalf of The General Partner		As Trustee

By:	/s/ Mark A. Jackson Mark A. Jackson, Director	By:	/s/ Inderjit Singh Inderjit Singh, Director
Date: August 29, 2007		Date: August 29, 2007

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